Exhibit (c)(2)

Project Geneva

Presentation to the Independent Committee Fairness Opinion

Seven Hills

April 27, 2009

Preface

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value per share (the “Shares”), of Geneva, Inc. (“Geneva” or the “Company”) who tender Shares in the tender offer or who will hold only fractional interests immediately after the reverse split (collectively, the “Transaction”) of the consideration to be received by such holders in the Transaction, as described in the Offer to Purchase prepared by the Company, substantially in the form of a draft, dated as of April 24, 2009. These materials and all analyses contained herein are confidential and are solely for the use of the Committee of Independent Directors of the Board of Directors of Geneva (the “Independent Committee”) in connection with its evaluation of the Transaction. Any use of this material or the analyses contained herein or the opinion for any other purpose or any other publication of this material or the analyses contained herein or the opinion without the express written consent of Seven Hills is strictly prohibited.

In conducting our review and arriving at our opinion we have assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information which is publicly available or otherwise reviewed by us. We have not assumed any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. We have further relied upon the assurance of management of Geneva that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect.

Our opinion is necessarily based upon economic, market and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in the opinion and that we do not have any obligation to update, revise or reaffirm our opinion.

Several analytical methodologies have been employed herein and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows. Our only opinion is the formal written opinion as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Shares who tender Shares in the tender offer or who will hold fractional Shares immediately after the reverse split (other than affiliates of Geneva) of the consideration to be received by these shareholders pursuant to the Transaction. The form of opinion attached hereto contains other conditions and limitations which you should review in connection with these materials.

Seven Hills 1

Table of Contents

1. Situation Overview

2. Valuation Analysis

3. Geneva Profile

Appendix

A. Liquidation Analysis

Seven Hills 2

Situation Overview

Seven Hills

Situation Overview Terms of Transaction(1)

Transaction

Geneva plans to:

commence a tender offer for any and up to all of its outstanding shares of common stock for $1.15 per share in cash and, subsequent to the tender offer effect a reverse stock split in which each outstanding Share will be converted into 1/5,000 of a Share, and each holder who, following the reverse split and immediately prior to the forward split (described below), holds only fractional interests will receive in lieu thereof cash consideration in an amount equal to the number of shares owned by such holder immediately prior to the reverse split multiplied by the greater of (a) the ten-day average trading price of the Shares for the period immediately preceding the reverse split, and (b) $1.15 and, subsequent to the reverse split effect a forward stock split in which the remaining Shares and fractional interests will be forward split back into whole Shares at a ratio of 5,000/1.

(1) Per the Independent Committee.

Seven Hills

Situation Overview Financial Profile of Geneva

($ in millions)

FY2008(1) FY2009(1)(2) FY2010(1)(2) LTM(3) LQA(4)

Revenue $20.0 $12.8 $6.4 $18.2 $16.1

Gross Profit 12.8 8.4 6.0 11.1 8.7

Gross Margin % 64.1% 65.9% 93.1% 61.0% 53.9%

Operating Expenses 18.7 15.3 10.1 17.2 18.0

Operating Expenses % of Revenue 93.3% 119.6% 156.2% 94.7% 111.7%

EBIT (5.8) (5)(6.9) (4.1) (6.1) (5) (9.3)

EBIT Margin % (29.2%) (53.7%) (63.1%) (33.7%) (57.8%)

Net Income ($3.5) N/A N/A ($4.7) ($8.6) (6)

Net Income Margin % (17.7%) (26.1%) (53.5%)

Sources: SEC Filings, Geneva Management. (1) For the fiscal year ended 6/30.

(2) Geneva Base Case projections provided by Geneva Management on 3/28/09. (3) Last twelve months (“LTM”) ended 12/31/08.

(4) Last quarter annualized (“LQA”) for period ending 12/31/08. (5) Excludes non-recurring restructuring charges of $2.1MM in FY2008.

(6) Excludes impairment losses on marketable securities totaling $2.5MM for the quarter ended 12/31/08.

Seven Hills

Valuation Analysis

Seven Hills

Valuation Analysis

Trading Statistics

($ and shares in millions, except per share values)

Geneva Implied

4/24/2009 Transaction Statistics

Stock Price $0.78 $1.15

52-Week High 2.85 2.85

52-Week Low 0.51 0.51

1-Day Premium 47.4%

5-Day Premium 64.3%

20-Day Premium 43.8%

Equity Value $16.5 $24.4

Cash and Equivalents(1) 35.2 35.2

Long-Term Debt (as of 12/31/08) - -

Implied Enterprise Value ($18.7) ($10.8)

Implied Ent. Value / LTM Revenue NMF NMF

Implied Ent. Value / LQA Revenue NMF NMF

LTM Revenue (as of 12/31/08) $18.2

LQA Revenue 16.1

Primary Shares Outstanding (MM) 21.2

Fully Diluted Shares - Treasury Method (MM) 21.2

Sources: Geneva Management, SEC filings.

(1) Includes cash from sale of legacy fax business to j2 Global Communications, Inc. Estimated cash balance as of 3/31/09 per Geneva Management. Per Geneva Management, does not include auction rate securities.

Seven Hills

Valuation Analysis

Geneva Stock Trading and Volume History (4/24/08 – 4/24/09)

Daily Closing Stock Price

$3.00

$2.50

$2.00

$1.50

$1.00

$0.50

$0.00

Transaction Price $1.15

4/24/08

7/2/08

9/10/08

11/17/08

1/28/09

4/7/09

600,000

500,000

400,000

300,000

200,000

100,000

0

Daily Trading Volume

Spot Price Premium/(Discount)

1-Day $0.78 47.4%

5-Day 0.70 64.3%

20-Day 0.80 43.8%

2 Month 0.70 64.3%

3-Month 0.66 74.2%

6-Month 1.01 13.9%

1-Year 2.40(52.1%)

Trading Range Premium/(Discount)

Close (4/24/09) $0.78 47.4%

52-Week High (6/11/08) 2.85(59.6%)

52-Week Low (12/31/08) 0.51 125.5%

Daily Volume

52-Week High (3/18/09) 506,800

52-Week Low (5/2/08) 0

Average 23,603

Source: Wall Street Journal.

Seven Hills

Valuation Analysis

Geneva Valuation Methodologies

Methodology

Public Companies Analysis

Description

•Compares market values of public micro capitalization application software and telecommunications equipment companies to their operating results to determine public trading multiples

» Equity Value < $40MM

» Major US Exchanges

» Negative EBIT Margins

» Declining Year-Over-Year Revenue

•Multiples applied to operating results to imply value

Premiums Paid Analysis

•Reviews stock price premiums paid to target shareholders in technology transactions

» Block acquisitions for 5% to 90% of outstanding shares

» Companies with implied equity values between $20MM and $500MM based on acquisition price per share

» Since 2007

Seven Hills

Valuation Analysis

Geneva Valuation Summary

($ in millions, except per share values)

Stock Price (4/24/09): $0.78
Transaction Price: $1.15

	Geneva Metric	Multiple Range				Implied Enterprise Value[1]				Implied Equity Value / Share[1]			
		Low	Median	Mean	High	Low	Median	Mean	High	Low	Median	Mean	High
Public Companies Analysis [2]													
(A) LTM Revenue	$18.2	NMF	NMF	NMF	0.40x	NMF	NMF	NMF	$7.4	NMF	NMF	NMF	$2.01
(B) LQA Revenue	$16.1	NMF	NMF	NMF	0.56x	NMF	NMF	NMF	$9.1	NMF	NMF	NMF	$2.09
		Premium											
Premiums Paid Analysis [3]		Low	Median	Mean	High								
(C) 1-Day Prior	$0.78	(5.0%)	5.3%	11.0%	35.0%	($19.5)	($17.8)	($16.8)	($12.9)	$0.74	$0.82	$0.87	$1.05
(D) 5-Days Prior	$0.78	(7.5%)	7.2%	9.4%	29.8%	($19.9)	($17.4)	($17.2)	($13.8)	$0.72	$0.84	$0.85	$1.01
(E) 20-Days Prior	$0.78	(8.1%)	6.7%	7.5%	22.6%	($19.9)	($17.6)	($17.4)	($14.8)	$0.72	$0.83	$0.84	$0.96
Liquidation Analysis [4]													
Liquidation Value										$1.23	-	-	$1.45

(1) Equity and Enterprise value calculated using net cash position of $35.2MM per Geneva Management and 21.2MM shares outstanding.
(2) Public Companies Analysis taken from public micro capitalization application software and telecommunications equipment companies as documented on page 12.
(3) Premiums Paid Analysis reviews stock price premiums paid to target shareholders in technology acquisitions of US-based companies on major stock exchanges in block acquisitions for 5% to 90% of the outstanding shares for companies with implied equity values between $20MM and $500MM. Detail of the analysis is on page 13.
(4) Liquidation analysis provided for reference only. Detail of the analysis is on page 21. We have assumed, at the instruction of the Independent Committee, that the Company will not be liquidated and will not dividend or distribute cash to the holders of the shares.
Sources: SEC filings, Geneva Management, Press Releases, Wall Street Journal.
NMF: Imputed value is negative or not meaningful.

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10

Valuation Analysis

Geneva Valuation Summary (cont’d)

Public Companies Analysis (2)

A LTM Revenue (3)

B LQA Revenue (3)

Premiums Paid Analysis (4)

C 1-Day Prior

D 5-Days Prior

E 20-Days Prior

Liquidation Analysis (5)

Liquidation Value

Transaction Price: $1.15

Low Median Mean High

$0.00 $0.50 $1.00 $1.50 $2.00 $2.50

Equity Value Per Share(1)

(1) Equity and Enterprise value calculated using net cash position of $35.2MM per Geneva Management and 21.2MM shares outstanding.

(2) Public Companies Analysis taken from public micro capitalization application software and telecommunications equipment companies as documented on page 12.

(3) Bar on graph represents high end of range of implied equity value per share. Low, median, and mean implied equity values per share not meaningful due to negative implied enterprise values for Ninetowns Internet Technology Group Company Limited, Peerless Systems Corporation, Veraz Networks, Inc., Westell Technologies, Inc., Ditech Networks, Inc., and Forgent Networks, Inc. Detail of the analysis is on page 12.

(4) Premiums Paid Analysis reviews stock price premiums paid to target shareholders in technology acquisitions of US-based companies on major stock exchanges in block acquisitions for 5% to 90% of the outstanding shares for companies with implied equity values between $20MM and $500MM. Detail of the analysis is on page 13.

(5) Liquidation analysis provided for reference only. Detail of the analysis is on page 21. We have assumed, at the instruction of the Independent Committee, that the Company will not be liquidated and will not dividend or distribute cash to the holders of the shares.

Sources: SEC filings, Geneva Management, Press Releases, Wall Street Journal.

NMF: Imputed value is negative or not meaningful.

Seven Hills

Valuation Analysis

Public Companies Analysis

($ in millions, except per share values)
Application Software and Telecommunications Equipment
Equity Value < $40MM; Major US Exchanges
Negative EBIT Margins; Declining Year-Over-Year Revenue

Security	Price 4/24/09	Equity Value	Enterprise Value	LTM Rev.	LQA Rev.	LTM EBIT [1]	EBIT Margin [1]	Enterprise Value / LTM Rev.	Enterprise Value / LQA Rev.
Ninetowns Internet Technology Group Company Limited [2]	$1.03	$36.0	($55.1)	$15.9	$14.9 [3]	($16.5)	(104.0)%	NMF	NMF
Peerless Systems Corporation	1.85	31.6	(17.2)	17.5	6.5	(4.3)	(24.4)%	NMF	NMF
Veraz Networks, Inc.	0.70	30.9	(5.1)	93.5	105.4	(20.4)	(21.9)%	NMF	NMF
Westell Technologies, Inc.	0.39	26.9	(16.8)	166.3	153.2	(19.0)	(11.4)%	NMF	NMF
Ditech Networks, Inc.	0.95	24.9	(16.0)	21.3	19.6	(26.8)	(125.7)%	NMF	NMF
EF Johnson Technologies, Inc.	0.69	18.2	19.9	126.3	101.3	(1.5)	(1.2)%	0.16x	0.20x
Voxware, Inc.	1.46	9.8	7.8	19.2	13.8	(3.4)	(17.9)%	0.40x	0.56x
Astea International Inc.	2.09	7.4	4.3	23.9	23.6	(3.2)	(13.3)%	0.18x	0.18x
Forgent Networks, Inc.	0.15	4.7	(4.4)	10.8	9.7	(6.5)	(60.2)%	NMF	NMF
								A	B
						High	(1.2)%	0.40x	0.56x
						Mean	(42.2)%	NMF	NMF
						Median	(21.9)%	NMF	NMF
						Low	(125.7)%	NMF	NMF
Geneva [4]	$0.78	$16.5	($18.7)	$18.2	$16.1	($6.1)	(33.7)%	NMF	NMF

Sources: SEC filings, Geneva Management, Press Releases, Wall Street Journal.
(1) EBIT calculations exclude non-recurring extraordinary charges.
(2) All Ninetowns Internet Technology Group Company Limited figures calculated using Chinese Yuan / USD exchange rate of 1RMB / $0.1458 as of LTM date of 6/30/08.
(3) Ninetowns Internet Technology Group Company Limited LQA revenue calculated by annualizing last six months revenue as disclosed in press release dated 11/21/08.
(4) Geneva enterprise value calculated using $35.2MM in net cash per Geneva Management.
NMF: Imputed value is negative or not meaningful.

SEVEN HILLS

12

Valuation Analysis

Premiums Paid Analysis

($ in millions)

Technology Acquisitions; US-based Companies on Major Stock Exchanges

Transaction Values Between $20MM and $500MM; 5% to 90% Acquired (Block Transactions)

Since 2007

Annc. Date	Acquiror	Target	Implied Equity Value	% Acquired	% Premium to Target Share Price 1-Day Prior	5-Days Prior	20-Days Prior
3/18/09	American Software, Inc.	Logility, Inc	$65.7	N/A (3)	2.0%	8.7%	18.6%
2/27/09	Kudelski SA	OpenTV Corp.	186.5	N/A (3)	35.0%	29.8%	8.0%
7/30/08	Zones Acquisitions Corp.(1)	Zones, Inc	103.2	46.0%	28.7%	(7.5%)	(8.1%)
3/5/08	Infogrames Entertainment S.A.	Atari, Inc.	22.6	48.6%	0.0%	1.2%	22.6%
10/27/07	Pirelli & C. SpA	Avanex Corporation	386.9	19.7%	1.1%	3.6%	(1.8%)
10/3/07	Blum Strategic Partners, L.P. & Thayer | Hidden Creek Partners, L.L.C.	Suntron Corporation	31.8	9.9%	(5.0%)	6.5%	2.7%
9/12/07	American International Industries, Inc.	O.I. Corporation	38.6	7.0%	(1.8%)	3.1%	(3.8%)
8/8/07	Applied Digital Solutions, Inc.	Digital Angel Corporation	72.5	44.8%	22.1%	22.1%	5.5%
6/20/07	Oplink Communications, Inc.(2)	Optical Communication Products, Inc.	188.6	41.9%	19.6%	18.7%	21.3%
4/22/07	Oplink Communications, Inc.	Optical Communication Products, Inc.	171.0	58.2%	8.7%	7.9%	10.3%

	C	D	E
High	35.0%	29.8%	22.6%
Mean	11.0%	9.4%	7.5%
Median	5.3%	7.2%	6.7%
Low	(5.0%)	(7.5%)	(8.1%)

Target	Implied Equity Value	1-Day Prior	5-Days Prior	20-Days Prior
Geneva	$24.4	47.4%	64.3%	43.8%

Source: SEC Filings, Press Releases, Wall Street Journal.
(1) Offer price reflects revised bid of $7.00 per share on 11/7/08. Initial bid was $9.00 per share on 7/30/08.
(2) Premium based on Optical Communication Products, Inc.'s share price of $1.38 as of 4/20/07, the date one day prior to announcement of Oplink Communication, Inc.'s agreement to acquire the 66.000MM Optical Communication Products, Inc. shares at $1.50 per share.
(3) Indicates an announced or offered block acquisition that has not closed.
Note: Excludes transactions where acquiror accumulated shares on open market.

SEVEN HILLS
13

Geneva Profile

Seven Hills

Geneva Profile Company Profile

136 West Canon Perdido Street Suite C

Santa Barbara, CA 93101 Phone: 805-690-4100

Company Description

Geneva provides software-based communications application services that bridge calls across existing landline, mobile and Internet networks. The company’s legacy services add features and functionality to the telecommunications services used by mainstream consumers and small and home offices and are provided on a free trial or subscription basis. The company’s Enhanced Services Platform intercepts inbound phone and fax calls to its subscribers and is able to redirect these calls to the devices or access points selected by the subscribers using their existing telecommunications lines. The company’s product portfolio also includes a release planned product, ‘FUZE’, which is a personalized communication service that lets users communicate and collaborate in various ways and from various devices, via a computer or a WiFi-enabled mobile phone. The company was founded in 1998 and is headquartered in Santa Barbara, California.

Products

FUZE – Allows customers to collaborate with clients and their teams by allowing high fidelity conferencing and enterprise-class security and reliability on mobile devices

WebMessenger – Provides a presence engine and federated IM technology that has been integrated into its FUZE web collaboration product line

Internet Answering Machine – Provides internet voice mail services with enhancements such as real-time voicemail, virtual telephone numbers, and Alert service

Source: Company website.

Management

Jeff Cavins CEO and President

Mark Stubbs Chief Financial Officer

Ritesh Bansal VP, Application Development

Michael Buday Chief Software Architect

Joe Naylor SVP, Sales

Board of Directors

Peter Sperling Chairman, Co-Founder

Jeff Cavins CEO and President; Director

Jerry Murdock Director

Jeffrey Henley Director

Raj Raithatha Director

Osmo A. Hautanen Director

Manny Rivelo Director

Recent News

2/25/09 – Announces that it has sold the subscriber base and related intellectual property associated with its legacy virtual fax technology for $12 million to j2 Global Communications, Inc.

2/12/09 – Reported financial results for the fiscal 2009 second quarter ended December 31, 2008. Total revenue for the second quarter of fiscal 2009 was $4.0 million.

1/21/09 – Announces that FUZE Lite on the iPhone is now available for download from the Apple App Store. FUZE Lite brings advanced mobile capabilities to traditional conferencing and online collaboration.

1/13/09 – Announces it will showcase WebMessenger iPhone Client for IBM Lotus Sametime at Lotusphere 2009.

Seven Hills

Geneva Profile

Projected Income Statement – Base Case

($ in thousands)

	For the year ended June 30,					
	2009 P	2010 P	2011 P	2012 P	2013 P	2014 P
IVM						
Revenue	$8,091	$5,840	$2,917	$1,195	$489	$200
Gross Profit	4,935	3,504	1,750	717	294	120
Contribution Margin	3,185	3,067	1,532	592	231	120
Fax						
Contribution Margin	2,265	-	-	-	-	-
WebMessenger						
Contribution Margin	(1,539)	1,756	-	-	-	-
FUZE						
Revenue	0	501	2,003	4,005	12,031	20,356
Gross Profit	0	424	1,702	3,404	10,226	17,303
R&D	3,375	2,083	2,083	2,083	2,083	2,083
Product Management	381	618	618	618	618	618
Operations & Customer Care	31	813	1,000	1,000	1,000	1,000
Media	130	1,612	1,353	2,622	6,060	6,710
Sales	58	231	231	231	231	231
Marketing	1,583	714	714	714	714	714
Contribution Margin	(5,558)	(5,647)	(4,297)	(3,864)	(480)	5,947
Other						
Gross Profit	179	68	53	35	23	15
Overhead	(5,424)	(3,310)	(3,310)	(3,310)	(3,310)	(3,310)
Contribution Margin	(6,892)	(4,066)	(6,022)	(6,547)	(3,535)	2,772
Revenue	12,827	6,442	4,997	5,251	12,554	20,578
COGS	4,379	2,446	1,492	1,095	2,011	3,141
Gross Profit	8,448	5,996	3,505	4,156	10,543	17,438
Margin	*66%*	*93%*	*70%*	*79%*	*84%*	*85%*
R&D	4,101	2,083	2,083	2,083	2,083	2,083
Operations & Customer Care	1,964	1,250	1,219	1,125	1,063	1,000
WM	0	244	0	0	0	0
Product Management	381	618	618	618	618	618
Media	663	1,612	1,353	2,622	6,060	6,710
Marketing	1,583	714	714	714	714	714
Sales	1,224	231	231	231	231	231
Overhead	5,424	3,310	3,310	3,310	3,310	3,310
	15,340	10,062	9,528	10,703	14,079	14,666
Contribution Margin	($6,892)	($4,066)	($6,022)	($6,547)	($3,535)	$2,772

Source: Geneva Management on 3/28/09.

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16

Geneva Profile

Projected Income Statement – Upside Case

($ in thousands)

	For the year ended June 30,					
	2009 P	2010 P	2011 P	2012 P	2013 P	2014 P
IVM						
Revenue	$8,091	$5,840	$2,917	$1,195	$489	$200
Gross Profit	4,935	3,504	1,750	717	294	120
Contribution Margin	3,185	3,067	1,532	592	231	120
Fax						
Contribution Margin	2,265	-	-	-	-	-
WebMessenger						
Contribution Margin	(1,539)	3,756	-	-	-	-
FUZE						
Revenue	0	1,003	4,005	8,010	24,062	40,712
Gross Profit	0	847	3,404	6,809	20,453	34,605
R&D	3,375	2,083	2,083	2,083	2,083	2,083
Product Management	381	618	618	618	618	618
Operations & Customer Care	31	813	1,000	1,000	1,000	1,000
Media	130	2,864	2,346	4,884	11,400	12,700
Sales	58	231	231	231	231	231
Marketing	1,583	714	714	714	714	714
Contribution Margin	(5,558)	(6,475)	(3,588)	(2,721)	4,407	17,259
Other						
Gross Profit	179	68	53	35	23	15
Overhead	(5,424)	(3,310)	(3,310)	(3,310)	(3,310)	(3,310)
Contribution Margin	(6,892)	(2,894)	(5,313)	(5,404)	1,351	14,085
Revenue	12,827	6,943	7,000	9,256	24,585	40,934
COGS	4,379	2,524	1,793	1,696	3,816	6,194
Gross Profit	8,448	8,419	5,207	7,560	20,769	34,740
Margin	*66%*	*121%*	*74%*	*82%*	*84%*	*85%*
R&D	4,101	2,083	2,083	2,083	2,083	2,083
Operations & Customer Care	1,964	1,250	1,219	1,125	1,063	1,000
WM	0	244	0	0	0	0
Product Management	381	618	618	618	618	618
Media	663	2,864	2,346	4,884	11,400	12,700
Marketing	1,583	714	714	714	714	714
Sales	1,224	231	231	231	231	231
Overhead	5,424	3,310	3,310	3,310	3,310	3,310
	15,340	11,314	10,521	12,965	19,418	20,656
Contribution Margin	($6,892)	($2,894)	($5,313)	($5,404)	$1,351	$14,085

Source: Geneva Management on 3/28/09.

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17

Geneva Profile

Projected Income Statement – Downside Case

($ in thousands)

	For the year ended June 30,					
	2009 P	2010 P	2011 P	2012 P	2013 P	2014 P
IVM						
Revenue	$8,091	$3,753	$1,566	$641	$263	$108
Gross Profit	4,935	2,252	940	385	158	65
Contribution Margin	3,185	1,814	721	260	95	65
Fax						
Contribution Margin	2,265	-	-	-	-	-
WebMessenger						
Contribution Margin	(1,539)	(244)	-	-	-	-
FUZE						
Revenue	0	251	1,001	2,003	6,016	10,178
Gross Profit	0	212	851	1,702	5,113	8,651
R&D	3,375	2,083	2,083	2,083	2,083	2,083
Product Management	381	618	618	618	618	618
Operations & Customer Care	31	813	1,000	1,000	1,000	1,000
Media	130	986	857	1,491	2,850	3,175
Sales	58	231	231	231	231	231
Marketing	1,583	714	714	714	714	714
Contribution Margin	(5,558)	(5,233)	(4,651)	(4,435)	(2,383)	830
Other						
Gross Profit	179	68	53	35	23	15
Overhead	(5,424)	(3,310)	(3,310)	(3,310)	(3,310)	(3,310)
Contribution Margin	(6,892)	(6,904)	(7,188)	(7,450)	(5,575)	(2,400)
Revenue	12,827	4,104	2,645	2,695	6,312	10,307
COGS	4,379	1,572	801	573	1,018	1,577
Gross Profit	8,448	2,532	1,843	2,122	5,294	8,731
Margin	*66%*	*62%*	*70%*	*79%*	*84%*	*85%*
R&D	4,101	2,083	2,083	2,083	2,083	2,083
Operations & Customer Care	1,964	1,250	1,219	1,125	1,063	1,000
WM	0	244	0	0	0	0
Product Management	381	618	618	618	618	618
Media	663	986	857	1,491	2,850	3,175
Marketing	1,583	714	714	714	714	714
Sales	1,224	231	231	231	231	231
Overhead	5,424	3,310	3,310	3,310	3,310	3,310
	15,340	9,436	9,031	9,572	10,868	11,131
Contribution Margin	($6,892)	($6,904)	($7,188)	($7,450)	($5,575)	($2,400)

Source: Geneva Management on 3/28/09.

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Geneva Profile Balance Sheet as of 12/31/08 ($ in thousands)

Assets Current assets: Cash and cash equivalents $21,643 Restricted Cash 1,350 Marketable securities 4,345 Accounts receivable; net of allowances for doubtful accounts of $235 and $285 respectively 1,384 Other current assets 578 Total current assets 29,300 PP&E 2,392 Intangible assets, net 11,951 Auction rate securities, available for sale at fair value 3,317 Other assets 118 Total Assets $47,078

Liabilities and Stockholders’ Equity Current liabilities: Accounts payable $765 Accrued payroll 811 Deferred revenue 568 Other current liabilities 1,450 Short term debt - Total current liabilities 3,594 Commitments and contingencies - Stockholders’ Equity Common stock 75,337 Other comprehensive loss (4,253) Accumulated deficit (27,600) Total stockholders’ equity 43,484 Total liabilities and stockholders’ equity $47,078 Source: SEC filings. Note: Cash not adjusted for sale of fax business to j2 Global Communications, Inc., which occurred in FYQ3’09 ending 3/31/09. Seven Hills

Appendix

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Appendix

Liquidation Analysis – Overview

($ in thousands, except per share data)

	Timing[2]	Book Value 12/31/08	Realization Factor High	Realization Factor Low	Liquidation Value High	Liquidation Value Low	Liquidation Value[1] High	Liquidation Value[1] Low
Current assets								
Cash and short term investments	0.0	$21,643	100%	100%	$21,643	$21,643	$21,643	$21,643
Restricted cash[3]	0.0	1,350	0%	0%	-	-	-	-
Marketable securities	0.0	4,345	100%	100%	4,345	4,345	4,345	4,345
Accounts receivable, net	1.5	1,384	96%	90%	1,329	1,246	1,306	1,224
Other current assets	3.0	578	20%	5%	116	29	112	28
Property and equipment, net	6.0	2,392	15%	10%	359	239	335	223
Intangible assets, net	18.0	11,951	35%	0%	4,183	-	3,392	-
Auction rate securities, available for sale, at fair value	9.0	3,317	50%	25%	1,659	829	1,493	747
Other assets	1.5	118	20%	5%	24	6	23	6
Estimated distributable proceeds available as of 12/31/08					**$33,656**	**$28,337**	**$32,648**	**$28,216**
Cash flow / (burn) from operations	0.0				($3,905)	($3,905)	(3,905)	(3,905)
Proceeds from sale of fax business	0.0				10,705	10,705	10,705	10,705
Estimated distributable proceeds available as of 6/30/09 before wind-down costs					**$40,456**	**$35,137**	**$39,448**	**$35,016**
Employee severance[4]	0.0				($1,428)	($1,428)	(1,428)	(1,428)
Employee transition costs	6.0				(750)	(750)	(706)	(706)
Miscellaneous transition operating expenses	6.0				(750)	(750)	(706)	(706)
Lease obligations	6.0				(1,504)	(1,504)	(1,415)	(1,415)
Additional D&O insurance	0.0				(450)	(450)	(450)	(450)
Legal, audit, and other professional fees	0.0				(1,000)	(1,000)	(1,000)	(1,000)
Estimated distributable proceeds before general unsecured claims					**$34,574**	**$29,255**	**$33,743**	**$29,310**
Accounts payable	1.5	($765)	100%	100%	($765)	($765)	(752)	(752)
Accrued payroll	0.0	(811)	100%	100%	(811)	(811)	(811)	(811)
Deferred revenue	9.0	(568)	20%	30%	(114)	(170)	(104)	(157)
Other current liabilities	0.0	(1,450)	100%	100%	(1,450)	(1,450)	(1,450)	(1,450)
Estimated proceeds to equity stakeholders					**$31,434**	**$26,058**	**$30,626**	**$26,141**
Fully diluted shares outstanding					21,176	21,176	21,176	21,176
Per share proceeds					**$1.48**	**$1.23**	**$1.45**	**$1.23**

Note: Provided for reference purposes only. We have assumed, at the instruction of the Independent Committee, that the Company will not be liquidated and will not dividend or distribute cash to the holders of the Shares.
Source: Geneva Management.
(1) Time weighted liquidation value discounts realized liquidation value by estimated time needed to effect a sale, collection, or otherwise exit or liquidate a position by a discount rate of 15%.
(2) Time (in months from 6/30/09) to effect sale, collection, or otherwise exit or liquidate a positon.
(3) Escrow amounts related to WebMessenger which the Company is contractually obligated to pay out. Does not include potential escrow payment for j2 which would initially be available in February 2010.
(4) Includes 11% tax associted with social security, Medicare, and state unemployment.

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Appendix

Liquidation Analysis – Auction Rate Securities

Double Oak Trust River Lake INC MMS Potomac Trust Capital I Grand Central Capital Trust I

Principal $2,500,000 $2,500,000 $2,500,000 $2,500,000

Total Issue Size $575,000,000 $100,000,000 $49,130,000 $300,000,000

Auction Period 28 days 28 days 28 days 28 days

Tax Exempt? No No No No

Insurer MBIA MBIA Ambac N/A

Maturity Date 7/16/52 4/3/35 1/16/25 N/A

Max Rate LIBOR + 2.00% LIBOR + 2.00% LIBOR + 2.00% LIBOR + 2.00%

Current Value $717,902 $1,775,653 $823,619 $373,104

% of Principal 29% 71% 33% 15%

Valuation Date 12/31/08 12/31/08 12/31/08 12/31/08

Comments

•Converted into FGIC preferred stock, value written down to $0 as of 6/30/08

Source: Pluris valuation reports provided by Geneva Management.

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Appendix

Liquidation Analysis – Intangible Assets

Purchase

Asset Date Amount Accumulated Amortization Net License Expiration Remaining Years

Global IP 1/10/06 $50,000 ($50,000) $0 12/31/08 0.0

Web Telephony #1 3/29/06 250,000 (57,292) 192,708 3/30/18 9.3

Web Telephony #2 250,000 (41,878) 208,122 8/31/22 13.7

j2 Global Communications 3/13/07 4,000,000 (521,739) 3,478,261 8/31/20 11.7

Intelligent Gadgets 6/30/08 1,597,583 (159,758) 1,437,825 7/31/13 4.6

WebMessenger Software 8/4/08 7,221,882 (588,132) 6,633,750 8/4/13 4.6

Total Intangible Assets $13,344,465 ($1,418,800) $11,950,665

Source: Geneva Management.

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